Exhibit (s)(v)

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated ___________, 2021)	Registration Statement No. 333-

Clough Global Equity Fund

Rights for         Shares

Subscription Rights to Purchase Preferred Shares

The Fund is issuing subscription rights to its [common] [preferred] shareholders to purchase the Fund’s Preferred Shares. The Fund’s common shares are traded on the NYSE American LLC (the “NYSE American”) under the symbol “GLQ”. The last reported sale price for the Fund’s common shares on [     ,    ] was $[    ] per share.

You should review the information set forth under “Risk Factors and Special Considerations” in the accompanying Prospectus before investing in the Fund’s preferred shares.

	Per Share	Total (1)
Subscription price of Preferred Shares	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

(1)	The aggregate expenses of the offering are estimated to be $ , which represents approximately $ per share.

You should read this Prospectus Supplement and the accompanying Prospectus before deciding whether to invest in the Fund’s preferred shares and retain it for future reference. The Prospectus Supplement and the accompanying Prospectus contain important information about the Fund.

Material that has been incorporated by reference and other information about the Fund can be obtained by calling [   ] or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov).

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The preferred shares are expected to be ready for delivery in book-entry form through the Depository Trust Company on or about [    , 2021]. If the offer is extended, the preferred shares are expected to be ready for delivery in book-entry form through the Depository Trust Company on or about [     , 2021].

The date of this Prospectus Supplement is [    , 2021]

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying Prospectus, respectively. The Fund’s business, financial condition, results of operations and prospects may have changed since those dates. In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” refers to Clough Global Equity Fund. This Prospectus Supplement also includes trademarks owned by other persons.

TABLE OF CONTENTS

Prospectus Supplement

Page

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING	4
TERMS OF THE SERIES PREFERRED SHARES	5
DESCRIPTION OF THE RIGHTS OFFERING	5
USE OF PROCEEDS	5
CAPITALIZATION	5
ASSET COVERAGE RATIO	6
SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS	6
TAXATION	6
UNDERWRITING	6
LEGAL MATTERS	6

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING

Terms of the Offer	[To be provided.]
Amount Available for Primary Subscription	$[_____]
Title	Subscription Rights to Purchase Series [_____] Preferred Shares
Exercise Price	Rights may be exercised at a price of $ per preferred share (the “Subscription Price”). See “Terms of the Offer.”
Record Date	Rights will be issued to holders of record of the Fund’s [common] [preferred] shares on [ , 2021] (the “Record Date”). See “Terms of the Offer.”
Number of Rights Issued	Right[s] will be issued in respect of each [common] [preferred] share of the Fund outstanding on the Record Date. See “Terms of the Offer.”
Number of Rights Required to Purchase One Preferred Share	A holder of Rights may purchase preferred share of the Fund for every Rights exercised. The number of Rights to be issued to a shareholder on the Record Date will be rounded up to the nearest number of Rights evenly divisible by _____. See “Terms of the Offer.”
Over-Subscription Privilege	[To be provided.]
Transfer of Rights	[To be provided.]
Exercise Period	The Rights may be exercised at any time after issuance and prior to expiration of the Rights, which will be 5:00 PM Eastern Time on , 2020 (the “Expiration Date”) (the “Subscription Period”). See “Terms of the Offer” and “Method of Exercise of Rights.”
Offer Expenses	The expenses of the Offer are expected to be approximately $[ ]. See “Use of Proceeds.”
Sale of Rights	[To be provided.]
Use of Proceeds	The Fund estimates the net proceeds of the Offer to be approximately $[ ]. This figure is based on the Exercise Price per share of $ and assumes all new shares of Series [ ] Preferred Shares offered are sold and that the expenses related to the Offer estimated at approximately $[ ] are paid.
The Clough anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to be substantially completed in approximately three months; however, the identification of appropriate investment opportunities pursuant to the Fund’s investment style or changes in market conditions may cause the investment period to extend as long as six months. This could occur because market conditions could result in Clough delaying the investment of proceeds if it believes the margin of risk in making additional investments is not favorable. See “Investment Objectives and Policies—Investment Methodology of the Fund” in the Prospectus. Pending such investment, the proceeds will be held in high quality short term debt securities and instruments. See “Use of Proceeds.”
Rights Agent	[To be provided.]

TERMS OF THE SERIES PREFERRED SHARES

Dividend Rate	The dividend rate [for the initial dividend period]1 will be _____%.
Dividend Payment Rate	[Dividends will be paid when, as and if declared on , , , and , commencing . The payment date for the initial dividend period will be .(1)]
Liquidation Preference	$ per share
[Non-Call Period	The shares may not be called for redemption at the option of the Fund prior to [ ] [Stock Exchange Listing]

(1)	Applicable only if the preferred shares being offered will have different rates over time.

DESCRIPTION OF THE RIGHTS OFFERING

[To be provided.]

USE OF PROCEEDS

The Fund estimates the net proceeds of the Offer to be $[ ], based on the Subscription Price per share of $[ ], assuming all new shares of Series [ ] Preferred Shares offered are sold and that the expenses related to the Offer estimated at approximately $[ ] are paid and after deduction of the underwriting discounts and commissions. The Fund will invest the net proceeds of any offering in accordance with the Fund’s investment objectives and policies, and may use a portion of such proceeds, depending on market conditions, for other general corporate purposes. Clough anticipates that the investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to substantially be completed within three months; however, changes in market conditions could result in the Fund’s anticipated investment period extending to as long as six months. This could occur because market conditions could result in the Clough delaying the investment of proceeds if it believes the margin of risk in making additional investments is not favorable. See “Investment Objectives and Policies—Investment Methodology of the Fund” in the Prospectus. Pending such investment, the proceeds of the offering will be held in high quality short-term debt securities and instruments.

CAPITALIZATION

[To be provided.]

ASSET COVERAGE RATIO

As provided in the 1940 Act and subject to certain exceptions, the Fund may issue debt and/or preferred shares with the condition that immediately after issuance the value of its total assets, less certain ordinary course liabilities, exceed 300% of the amount of the debt outstanding and exceed 200% of the sum of the amount of debt and preferred shares outstanding. The Fund’s preferred shares and notes, in aggregate, are expected to have an initial asset coverage on the date of issuance of approximately [     ]%.

SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS

[To be provided.]

TAXATION

[To be provided.]

UNDERWRITING

[To be provided.]

LEGAL MATTERS

Certain legal matters will be passed on by K&L Gates LLP counsel to the Fund, in connection with this rights offering.

Clough Global Equity Fund

Preferred Shares

Issuable Upon Exercise of Rights to Subscribe for Such Preferred Shares

PROSPECTUS SUPPLEMENT

__________, 2021